                                                                    EXHIBIT 11



                ICF KAISER INTERNATIONAL, INC. AND SUBSIDIARIES
          COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE

                                              Nine Months Ended September 30,
                                            -----------------------------------
                                                 1996                1995
                                            ---------------     ---------------
                                                        (Unaudited)
Net income (loss) available for
  common shareholders                        $   2,089,000       $   (1,689,000)
                                             =============       ==============
Weighted average of common shares
  outstanding not included in
  amounts below                                 21,954,783           21,152,168

Weighted average of common shares
  issuable pursuant to an agreement
  with a former employee                                 -              275,000
                                             -------------       --------------

Weighted average of common and
  common equivalent shares
  outstanding, as adjusted                      21,954,783           21,427,168
                                                   or                   or
                                                21,955,000           21,427,000
                                             =============       ==============

Net income (loss) per common share           $        0.10       $        (0.08)
                                             =============       ==============

                                              Three Months Ended September 30,
                                            -----------------------------------
                                                 1996                1995
                                            ---------------     ---------------
                                                        (Unaudited)
Net income available for
  common shareholders                        $     224,000       $    1,002,000
                                             =============       ==============

Weighted average of common shares
  outstanding not included in
  amounts below                                 22,226,844           21,290,183

Weighted average of common shares
  issuable pursuant to an agreement
  with a former employee                                 -              275,000
                                             -------------       --------------

Weighted average of common and
  common equivalent shares
  outstanding, as adjusted                      22,226,844           21,565,183
                                                   or                   or
                                                22,227,000           21,565,000
                                             =============       ==============

Net income per common share                  $        0.01       $         0.05
                                             =============       ==============